Exhibit 4.1.1

WARRANT AMENDMENT

This Warrant Amendment (this “Amendment”), dated as of August 13, 2026, is by and among 22nd Century Group, Inc., a Nevada corporation (the “Company”), and the undersigned holders listed on the signature pages attached hereto (collectively, the “Holders”).

WITNESSETH

WHEREAS, on June 9, 2026, the Company issued to each Holder such number of common stock purchase warrants exercisable for the number of shares of common stock of the Company, par value $0.00001 per share (the “Common Stock”), as set forth opposite such Holder’s name on Schedule I (collectively, the “Warrants”);

WHEREAS, pursuant to Section 3(i) of each Warrant, subject to the rules and regulations of the Trading Market, the Company may at any time during the term of such Warrant reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company;

WHEREAS, pursuant to Section 5(l) of each Warrant, such Warrant may be modified or amended with the written consent of the Company and each applicable Holder; and

WHEREAS, the Company and the Holders desire to amend certain provisions of the Warrants as set forth herein.

Now, therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the applicable Warrant.

2.	Amendments to the Warrants.

a.

Exercise Price Reduction. Pursuant to Section 3(i) of each Warrant, the Company hereby reduces the Exercise Price (as defined in each Warrant) to $0.3675 per share of Common Stock, effective as of the date hereof until 11:59 p.m. EST on August 18, 2026 (the “Exercise Deadline”), subject to further adjustment in accordance with the terms of the applicable Warrant. To the extent not exercised as provided herein, after the Exercise Deadline, the Exercise Price shall revert back to $6.32.

b.	Cashless Exercise. Section 2(c) of each Warrant is hereby amended and restated in its entirety as follows (with deleted text shown in ~~strikethrough~~ and emphasis added):

“c) Cashless Exercise. ~~If at the time of exercise hereof there is no effective registration statement registering the issuance of the Warrant Shares, or the prospectus contained therein is not available for the resale of the Warrant Shares by the Holder, then~~ This warrant may ~~also~~ be exercised, in whole or in part, at any time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant. The Company agrees not to take any position contrary to this Section 2(c).”

3.	Agreement to Exercise. Each Holder agrees to exercise all of the Warrants set forth opposite such Holder’s name on Schedule I on or prior to the Exercise Deadline.

4.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, in the event that any exercise of the applicable Warrants would otherwise cause the Holder to exceed the beneficial ownership limitations set forth in Section 2(e) of the applicable Warrants (or, if applicable and at the Holder’s election, 9.99%), the Company shall only issue such number of Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Warrants which shall be deemed prepaid thereafter (including the payment in full of the exercise price), and exercised pursuant to a Notice of Exercise in the Warrants (provided no additional exercise price shall be due and payable).

5.

Counterparts; Facsimile Execution. This Amendment may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.

Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 5(e) OF EACH WARRANT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

7.	Full Force and Effect. Except as modified and amended herein, all of the terms and conditions of the Warrants shall remain in full force and effect.

[Signature pages follow immediately.]

SCHEDULE I

Name of the Holder	Number of Warrants
Anson East Master Fund	575,778
Anson Investments Master Fund	1,738,907
Joseph Reda	53,724
Dawson James Securities	22,366
Jonathan Schechter	51,618
SEG Special Opportunity Fund	290,574
Iroquois Capital Investment	171,971
Iroquois Master Fund Ltd	114,648

In witness whereof, the Company has executed and delivered this Amendment as of the date first above written.

Company:

22nd Century Group, Inc.

By:
Name:	Daniel A. Otto
Title:	Chief Financial Officer

[Signature Page to Warrant Amendment]

In witness whereof, the undersigned Holder has executed and delivered this Amendment as of the date first above written.

Holder:

Name of Holder:

By:
Name of signatory:
Title:

[Signature Page to Warrant Amendment]